Exhibit 19.1

THE SINGING MACHINE COMPANY, INC.

ADDENDUM TO INSIDER TRADING POLICY REGARDING PRE-CLEARANCE AND BLACKOUT PROCEDURES

(effective July 2022)

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, the Company’s board of directors has adopted this Addendum to Insider Trading Policy. This addendum applies to directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934 (“executive officers”) and certain designated employees and consultants of the Company and its affiliates who have access to material nonpublic information about the Company (collectively, “covered persons”). The names and/or positions of the covered persons subject to this addendum are listed on the attached Schedule I. The Company may from time to time designate other individuals who are subject to this addendum and will amend Schedule I from time to time as necessary to reflect such changes or the resignation or change of status of any individual. For avoidance of doubt, this addendum shall not apply to any entity that engages in the investment of securities in the ordinary course of its business (e.g., a venture capital or similar investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws and such entity shall not be deemed a covered person for purposes of this addendum.

This addendum is in addition to and supplements the Company’s Insider Trading Policy.

Directors and executive officers are also subject to additional procedures designed to address the two-day Form 4 filing requirement under Section 16.

Pre-clearance Procedures

Covered persons are covered by the following pre-clearance procedures.

Covered persons, together with their family members and other members of their household, may not engage in any transaction involving the Company’s securities (including a stock plan transaction such as an option exercise, or a gift, loan, pledge or hedge, contribution to a trust or any other transfer) without first obtaining pre-clearance of the transaction from the Company’s Chief Financial or General Counsel, if there is one (each, the “compliance officer”). A request for pre-clearance should be submitted to the compliance officer at least two business days in advance of the proposed transaction. The compliance officer is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade. The compliance officer himself or herself may not trade in Company securities unless the Chief Executive Officer has approved the trade(s) in accordance with the procedures set forth in this addendum.

Blackout Procedures

All covered persons are subject to the following blackout procedures.

Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, you may not trade in the Company’s securities during the period beginning 15 days prior to the end of the quarter and ending after the second full business day following the release of the Company’s earnings for that quarter. Persons subject to these quarterly blackout periods include the persons currently listed on Schedule I attached to this addendum and all other persons who are informed by the compliance officer that they are subject to the quarterly blackout periods.

Interim Earnings Guidance and Event-Specific Blackouts. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, the persons who are aware of the event, as well as other persons covered by the quarterly earnings blackout procedures, may not trade in the Company’s securities, as follows. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the compliance officer will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the compliance officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Covered persons may also be subject to event-specific blackouts pursuant to the SEC’s Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.

Even if a blackout period is not in effect, at no time may you trade in Company securities if you are aware of material nonpublic information about the Company.

Hardship Exceptions. A covered person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company stock in order to generate cash may, in appropriate circumstances, be permitted to sell Company stock even during the quarterly blackout period. Hardship exceptions may be granted only by the compliance officer and must be requested at least two days in advance of the proposed trade. A hardship exception may be granted only if the compliance officer concludes that the Company’s earnings information for the applicable quarter does not constitute material nonpublic information. Under no circumstance will a hardship exception be granted during an event-specific blackout period or to a director or executive officer.

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Exception for Approved 10b5-1 Plans

Trades by covered persons in the Company’s securities that are executed pursuant to an approved 10b5-1 plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in the Insider Trading Policy or to the restrictions set forth above relating to pre-clearance procedures and blackout periods.

Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a 10b5-1 plan must be entered into before you are aware of material nonpublic information. Once the plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party.

The Company requires that all 10b5-1 plans be pre-cleared in writing in advance by the compliance officer. 10b5-1 plans generally may not be adopted or amended during a blackout period and may only be adopted or amended when the person adopting or amending the plan is not aware of material nonpublic information.

Post-Termination Transactions

If you are aware of material nonpublic information when you terminate employment or services, you may not trade in the Company’s securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this addendum will cease to apply to your transactions in Company securities upon the expiration of any “blackout period” that is applicable to your transactions at the time of your termination of employment or services.

Company Assistance

Your compliance with this addendum and the Company’s Insider Trading Policy is of the utmost importance both for you and for the Company. If you have any questions about this addendum, the Insider Trading Policy or their application to any proposed transaction, you may obtain additional guidance from the compliance officer.

Certification

All covered persons subject to the procedures set forth in this addendum must certify their understanding of, and intent to comply with, the Company’s Insider Trading Policy and this addendum on the form attached to this addendum.

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THE SINGING MACHINE COMPANY, INC.

ADDENDUM TO INSIDER TRADING POLICY REGARDING PRECLEARANCE AND BLACKOUT PROCEDURES

CERTIFICATION

To The Singing Machine Company, Inc.:

I, ____________________________ (name), have received and read a copy of The Singing Machine Company, Inc. Insider Trading Policy dated ________, 2022 and the Addendum to Insider Trading Policy dated ___________, 2022 regarding pre-clearance and blackout procedures. I hereby agree to comply with the specific requirements of the policy and the addendum in all respects during my employment or other service relationship with The Singing Machine Company, Inc. or an affiliate. I understand that my failure to comply in all respects with the policy and the addendum is a basis for termination for cause of my employment or other service relationship with The Singing Machine Company, Inc. or an affiliate.

(Signature)

(Date)

Schedule I

Covered Persons